Exhibit 99.1	Atlas Mining Company Appoints Morris D. Weiss as Chief Restructuring Officer

November 18, 2008

Osburn, ID-Atlas Mining Company (Pink Sheets: ALMI) has named Morris D.Weiss as Chief Restructuring Officer.  His duties will include oversight and management of litigation and property dispositions, advising the Board as to other restructuring matters and such other matters as may be assigned to him by the Board.

Mr. Weiss is a member of the Board of Directors of Atlas Mining Company. Mr. Weiss was formerly Managing Director and Head of Investment Banking for Tejas Securities Group, Inc., a subsidiary of Tejas Incorporated.  He co-founded the investment banking department at Tejas, which raised capital for private and public companies in a variety of industries in excess of $1.3 billion.  Mr. Weiss is a member of the Board of Directors of Trenwick America LLC, a private insurance holding company.  From 1997 to 2001, he served as Senior Vice President and General Counsel for National Bancshares Corporation of Texas (AMEX:  NBT), which was sold in a $100 million transaction at the end of 2001.  Before that Mr. Weiss was a partner at the law firm of Weil, Gotshal & Manges, LLP in the Business Finance and Restructuring Department, where he practiced for more than 11 years, the last three as a partner.  Mr. Weiss holds a BS in Finance from Babson College (1981) and a JD from South Texas College of Law (1985), and is licensed to practice law in Texas, New York and Florida.  He also holds the series 7, 24 and 63 securities licenses.

Atlas Mining Company is a natural resource company that operates the Atlas Fausett Contracting Division, an underground mining and drilling contracting business, and owns the Dragon Mine halloysite clay deposit in Juab County, Utah.

CONTACT:

Company:

Atlas Mining Company
Michael Lyon (208) 556-1181
President and CEO

WS Adamson
801-519-2264